OVB STOCK OPTION AGREEMENT


      THIS STOCK OPTION AGREEMENT ("Option Agreement"), dated as of July 10, 1998, is by and between ONEIDA VALLEY BANCSHARES, INC. ("OVB"), a New York corporation, as issuer, and CORTLAND FIRST FINANCIAL CORPORATION ("CFF"), a New York corporation, as grantee.

                                  WITNESSETH

      WHEREAS, the respective Boards of Directors of OVB and CFF have approved an Agreement and Plan of Reorganization (the "Reorganization Agreement") and have adopted a related Agreement and Plan of Merger dated as of the date hereof (together with the Reorganization Agreement, the "Merger Agreements"), providing for certain transactions pursuant to which OVB would be merged with and into CFF; and

      WHEREAS, as a condition to and as consideration for CFF's entry into the Merger Agreements and to induce such entry, OVB has agreed to grant to CFF the option set forth herein to purchase authorized but unissued shares of common stock, par value $2.50 per share, of OVB ("OVB Common Stock");

      NOW, THEREFORE, in consideration of the premises herein contained, the parties agree as follows:

1.    DEFINITIONS.

      Capitalized terms defined in the Merger Agreements and used herein shall have the same meanings as set forth in the Merger Agreements.

2.    GRANT OF OPTION TO CFF.

      Subject to the terms and conditions set forth herein, OVB hereby grants to CFF an option ("Option") to purchase up to 180,150 shares of OVB Common Stock, at a price of $52.50 per share, payable in cash as provided in Section 4 hereof; provided, however, that, in the event OVB issues or agrees to issue any shares of OVB Common Stock (other than as permitted under the Merger Agreements) at a price less than $52.50 per share (as adjusted pursuant to Section 6 hereof), the exercise price shall be equal to such lesser price. Notwithstanding anything else in this Agreement to the contrary, the number of shares of OVB Common Stock subject to the Option shall be reduced to such lesser number, if any, as may from time-to-time be necessary, but only for so long as may be necessary, to cause CFF not to be deemed an "interested shareholder" as such term is defined for purposes of Section 912 of the New York Business Corporation Law, as amended.


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3.    EXERCISE OF OPTION.

      (a) Unless CFF shall have breached in any material respect any material covenant or representation contained in the Reorganization Agreement and such breach has not been cured, CFF may exercise the Option, in whole or part, at any time or from time to time if a Purchase Event (as defined below) shall have occurred and be continuing; provided that, to the extent the Option shall not have been exercised, it shall terminate and be of no further force and effect
(i) on the Effective Date of the Merger or (ii) upon termination of the Merger Agreements in accordance with the provisions thereof (other than a termination resulting from a willful breach by OVB of any Specified Covenant (as defined below) following receipt of a bona fide proposal by OVB or Oneida Valley to acquire OVB or Oneida Valley by merger, consolidation, purchase of all or substantially all of its assets or any other similar transaction, or, following the occurrence of a Purchase Event, failure of OVB's shareholders to approve the Merger Agreements by the vote required under applicable law or under OVB's Certificate of Incorporation), or (iii) twelve months after termination of the Merger Agreements due to a willful breach by OVB of any Specified Covenant following receipt of a bona fide proposal by OVB or Oneida Valley to acquire OVB or Oneida Valley by merger, consolidation, purchase of all or substantially all of its assets or any other similar transaction, or, following the occurrence of a Purchase Event, failure of OVB's shareholders to approve the Merger Agreements by the vote required under applicable law or under OVB's Certificate of Incorporation; and provided further that any such exercise shall be subject to compliance with applicable provisions of law.

      (b) As used herein, a "Purchase Event" shall mean any of the following events or transactions occurring after the date hereof:

            (i) OVB or its wholly owned subsidiary, Oneida Valley, without having received CFF's prior written consent, shall have entered into an agreement with any person (other than CFF or any of its subsidiaries) to (x) merge or consolidate, or enter into any similar transaction, with OVB or Oneida Valley, (y) purchase, lease or otherwise acquire all or substantially all of the assets of OVB or Oneida Valley or (z) purchase or otherwise acquire (including by way of merger, consolidation, share exchange or any similar transaction) securities representing 10% or more of the voting power of OVB or Oneida Valley;

            (ii) any person (other than OVB, Oneida Valley, Oneida Valley in a fiduciary capacity, CFF, its wholly owned subsidiary, Cortland National or Cortland National in a fiduciary capacity) shall have acquired beneficial ownership or the right to acquire beneficial ownership of 20% or more of the outstanding shares of OVB Common Stock after the date hereof (the term "beneficial ownership" for purposes of this Option Agreement having the meaning assigned thereto in Section 13(d) of the Exchange Act and the regulations promulgated thereunder);



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            (iii) any person (other than CFF or Cortland National) shall have made a bona fide proposal to OVB by public announcement or written communication that is or becomes the subject of public disclosure to acquire OVB or Oneida Valley by merger, consolidation, purchase of all or substantially all of its assets or any other similar transaction, and following such bona fide proposal the shareholders of OVB vote not to adopt the Plan of Merger; or

            (iv) OVB shall have willfully and intentionally breached any Specified Covenant following receipt of a bona fide proposal to Oneida Valley or OVB to acquire OVB or Oneida Valley by merger, consolidation, purchase of all or substantially all of its assets or any other similar transaction, which breach would entitle CFF to terminate the Merger Agreements (without regard to the cure periods provided for therein) and such breach shall not have been cured prior to the Notice Date (as defined below).

      If more than one of the transactions giving rise to a Purchase Event under this Section 3(b) is undertaken or effected, then all such transactions shall give rise only to one Purchase Event, which Purchase Event shall be deemed continuing for all purposes hereunder until all such transactions are abandoned. As used in this Option Agreement, "person" shall have the meanings specified in Sections 3(a)(9) and 13(d)(3) of the Exchange Act.

      (c) In the event CFF wishes to exercise the Option, it shall send to OVB a written notice (the date of which being herein referred to as "Notice Date") specifying (i) the total number of shares it will purchase pursuant to such exercise, and (ii) a place and date not earlier than three business days nor later than 60 business days from the Notice Date for the closing of such purchase ("Closing Date"); provided that, if prior notification to or approval of any federal or state regulatory agency is required in connection with such purchase, CFF shall promptly file the required notice or application for approval and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification period has expired or been terminated or such approval has been obtained and any requisite waiting period shall have passed.

      (d) As used herein, "Specified Covenant" means any covenant contained in Sections 4.1, 4.4 or 4.9, or subsections (2), (3), (4), (5), (6), (12), (14)
and, to the extent applicable to the foregoing subsections, (15) of Section 4.7(b) of the Reorganization Agreement.

4.    PAYMENT AND DELIVERY OF CERTIFICATES.

      (a) At the closing referred to in Section 3 hereof, CFF shall pay to OVB the aggregate purchase price for the shares of OVB Common Stock purchased pursuant to the exercise of the Option in immediately available funds by a wire transfer to a bank account designated by OVB.



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      (b) At such closing, simultaneously with the delivery of funds as provided in subsection (a), OVB shall deliver to CFF a certificate or certificates representing the number of shares of OVB Common Stock purchased by CFF, and CFF shall deliver to OVB a letter agreeing that CFF will not offer to sell or otherwise dispose of such shares in violation of applicable law or the provisions of this Option Agreement.

      (c) Certificates for OVB Common Stock delivered at a closing hereunder may be endorsed with a restrictive legend which shall read substantially as follows:

            "The transfer of the shares represented by this certificate is subject to certain provisions of an agreement between the registered holder hereof and Oneida Valley Bancshares, Inc. and to resale restrictions arising under the Securities Act of 1933, as amended, a copy of which agreement is on file at the principal office of Oneida Valley Bancshares, Inc. A copy of such agreement will be provided to the holder hereof without charge upon receipt by Oneida Valley Bancshares, Inc. of a written request."

It is understood and agreed that the above legend shall be removed by delivery of substitute certificate(s) without such legend if CFF shall have delivered to OVB a copy of a letter from the staff of the Commission, or an opinion of counsel, in form and substance satisfactory to OVB, to the effect that such legend is not required for purposes of the Securities Act.

5.    REPRESENTATIONS.

      OVB hereby represents, warrants and covenants to CFF as follows:

      (a) OVB shall at all times maintain sufficient authorized but unissued shares of OVB Common Stock so that the Option may be exercised without authorization of additional shares of OVB Common Stock.

      (b) The shares to be issued upon due exercise, in whole or in part, of the Option, when paid for as provided herein, will be duly authorized, validly issued, fully paid and nonassessable.

6.    ADJUSTMENT UPON CHANGES IN CAPITALIZATION.

      In the event of any change in OVB Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, exchanges of shares or the like, the type and number of shares subject to the Option, and the purchase price per share, as the case may be, shall be adjusted appropriately. In the event that any additional shares of OVB Common Stock are issued or otherwise become outstanding after the date of this Option Agreement

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(other than pursuant to this Option Agreement), the number of shares of OVB
Common Stock subject to the Option shall be adjusted so that, after such issuance, it equals 19.9% of the number of shares of OVB Common Stock then issued and outstanding without giving effect to any shares subject or issued pursuant to the Option. Nothing contained in this Section 6 shall be deemed to authorize OVB to breach any provision of the Merger Agreements.

7.    REPURCHASE.

      At the request of CFF at any time commencing immediately following the occurrence of a Repurchase Event (as defined below) and ending upon termination of this Agreement pursuant to the terms hereof ("Repurchase Period"), OVB shall repurchase the Option from CFF together with any shares of OVB Common Stock purchased by CFF pursuant thereto, at a price equal to the sum of:

      (a) The exercise price paid by CFF for any shares of OVB Common Stock acquired pursuant to the Option;

      (b) The difference between the "market/tender offer" price for shares of OVB Common Stock (defined as the highest of (i) the highest price per share at which a tender or exchange offer has been made, (ii) the price per share, whether in cash or the value of securities or other property or a combination thereof, of OVB Common Stock to be paid by any third party pursuant to an agreement with OVB, or (iii) the highest reported sale price for shares of OVB Common Stock within that portion of the Repurchase Period preceding the date CFF gives notice of the required repurchase under this Section 7) and the exercise price as determined pursuant to Section 2 hereof, multiplied by the number of shares of OVB Common Stock with respect to which the Option has not been exercised, but only if the market/tender offer price is greater than such exercise price;

      (c) The difference between the market/tender offer price (as defined in Section 7(b) hereof) and the exercise price paid by CFF for any shares of OVB Common Stock purchased pursuant to the exercise of the Option, multiplied by the number of shares so purchased, but only if the market/tender offer price is greater than such exercise price; and

      (d) CFF's reasonable out-of-pocket expenses incurred in connection with the transactions contemplated by the Reorganization Agreement, including, without limitation, legal, accounting, financial advisory and investment banking fees, except to the extent that such expenses have already been paid pursuant to
Section 6.3 of the Reorganization Agreement.

      In the event CFF exercises its right to require the repurchase of the Option, OVB shall, within ten business days thereafter, pay the required amount to CFF in immediately available funds and CFF shall surrender the Option to OVB and the certificates evidencing the shares of OVB Common Stock purchased thereunder; provided that if prior notification to or approval

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of the Federal Reserve Board or other regulatory agency is required in connection with such purchase, OVB shall promptly file the required notice or application for approval and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification period has expired or been terminated.

      As used herein, a "Repurchase Event" shall mean any of the transactions described in clauses (i), (ii), (iii) or (iv) of Section 3(b) herein except, for this purpose, the percentage in clause (ii) shall be 50% and, for purposes of clauses (iii) and (iv) for a Repurchase Event to occur, any party shall, prior to the termination of this Agreement, engage in a transaction contemplated by clauses (i) or (ii) (at the 50% level) of Section 3(b), provided that, for all purposes herein, the payment required by this Section 7 shall be due and payable only upon consummation of the events described in clauses (i) and (ii) of
Section 3(b) of this Agreement.

8.    REGISTRATION RIGHTS.

      OVB shall, if requested by CFF, as expeditiously as possible file a registration statement on a form of general use under the Securities Act if necessary in order to permit the sale or other disposition of the shares of OVB Common Stock that have been acquired upon exercise of the Option in accordance with the intended method of sale or other disposition requested by CFF. CFF shall provide all information reasonably requested by OVB for inclusion in any registration statement to be filed hereunder. OVB will use its best efforts to cause such registration statement first to become effective and then to remain effective for such period not in excess of 180 days from the day such registration statement first becomes effective as may be reasonably necessary to effect such sales or other dispositions. The first registration effected under this Section 7 shall be at OVB's expense except for underwriting commissions and the fees and disbursements of CFF's counsel attributable to the registration of such OVB Common Stock. A second registration may be requested hereunder at CFF's expense. In no event shall OVB be required to effect more than two registrations hereunder. The filing of any registration statement hereunder may be delayed for such period of time as may reasonably be required to facilitate any public distribution by OVB of OVB Common Stock. If requested by CFF, in connection with any such registration, OVB will become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in such underwriting agreements. Upon receiving any request from CFF or assignee thereof under this Section 8, OVB agrees to send a copy thereof to CFF and to any assignee thereof known to OVB, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies.



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9.    SEVERABILITY.

      If any term, provision, covenant or restriction contained in this Option Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Option Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Option will not permit the holder to acquire or OVB to repurchase pursuant to Section 7 hereof the full number of shares of OVB Common Stock provided in Section 2 hereof (as adjusted pursuant to Section 6 hereof), it is the express intention of OVB to allow the holder to acquire or to require OVB to repurchase up to the maximum number of shares as may be permissible from time to time, without any amendment or modification hereof.

10.   MISCELLANEOUS.

      (a) Expenses. Except as otherwise provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

      (b) Entire Agreement. Except as otherwise expressly provided herein, this Option Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. The terms and conditions of this Option Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Nothing in this Option Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Option Agreement, except as expressly provided herein.

      (c) Assignment. Neither of the parties hereto may assign any of its rights or obligations under this Option Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that, in the event a Purchase Event shall have occurred and be continuing, CFF may assign, in whole or in part, its rights and obligations hereunder; provided, however, that to the extent required by applicable regulatory authorities, CFF may not assign its rights under the Option except in (i) a widely dispersed public distribution, (ii) a private placement in which no one party acquires the right to purchase 2% or more of the voting shares of OVB, (iii) an assignment to a single party (e.g., a broker or investment banker) for the purpose of conducting a widely dispersed public distribution on CFF's behalf, or (iv) any other manner approved by applicable regulatory authorities.


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      (d) Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered in the manner and to the addresses provided for in or pursuant to Section 7.4 of the Reorganization Agreement.

      (e) Counterparts. This Option Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

      (f) Specific Performance. The parties agree that damages would be an inadequate remedy for a breach of the provisions of this Option Agreement by either party hereto and that this Option Agreement may be enforced by either party hereto through injunctive or other equitable relief.

      (g) Governing Law. This Option Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and entirely to be performed within such state and such federal laws as may be applicable.

      IN WITNESS WHEREOF, each of the parties hereto has executed this Option Agreement as of the day and year first written above.

                              ONEIDA VALLEY BANCSHARES, INC.


                              By:     /s/ JOHN C. MOTT
                                    -------------------------------------
                                    John C. Mott
                                    President


                              CORTLAND FIRST FINANCIAL CORPORATION


                              By:      /s/ DAVID R. ALVORD
                                    -------------------------------------
                                    David R. Alvord
                                    President and Chief Executive Officer



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